Exhibit 10.19

LOAN AND SECURITY AGREEMENT
dated as of January 7, 2009
between
ENERGY RECOVERY, INC.,
a Delaware corporation,
as Borrower,
and
CITIBANK, N.A.,
as Lender
$15,000,000

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TABLE OF CONTENTS
(continued)

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LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of January 7, 2009 between Citibank, N.A. (“Lender”), and Energy Recovery, Inc., a Delaware corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:
SECTION 1
DEFINITIONS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 1.1. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line of Credit, including LIBOR Advances and Prime Rate Advances.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Alternative Dispute Resolution Agreements” means those certain Alternative Dispute Resolution Agreements to be executed by Borrower and by each Guarantor.
     “Base LIBOR” means the rate per annum, determined by Lender in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to five decimal places where the sixth digit is five or more), at which Dollar deposits are offered in the London interbank market shortly after 11:00 a.m. (London time) two banking days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Advance. If the Base LIBOR becomes unavailable during the term of this Agreement, Lender may designate a substitute index after notifying Borrower.
     “Borrower” is defined in the preamble hereof.
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary (or other authorized officer) on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which federally chartered banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Advance, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Lender’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Cash Secured Letters of Credit” means the aggregate face amount of the Permitted Comerica Letters of Credit plus the aggregate face amount of any other cash-secured letters of credit with Borrower or any of its Subsidiaries as the applicant.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing twenty-five percent (25%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office. Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by reason of (x) the appointment of two additional members to Borrower’s Board of Directors, consistent with Borrower’s bylaws as in effect on the date hereof, or (y) the shareholders of Borrower as of the date hereof sell securities of Borrower that collectively represent up to 50% of the combined voting power of Borrower’s then outstanding securities, provided that no purchaser of such securities acquires beneficial ownership (as broadly defined under Rule 13d-3 under the Exchange Act) of 25% or more of the combined voting power of Borrower’s then outstanding securities.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

     “Comerica Control Agreement” means the Pledge and Security Agreement with respect to the pledge of cash in an account at Comerica Bank to secure the Permitted Comerica Letters of Credit, executed by Borrower in favor of Comerica Bank and acknowledged and approved by Comerica Bank and Citibank, N.A.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Continuation Date” means any date on which Borrower elects or is deemed to have elected to continue a LIBOR Advance into another Interest Period.
     “Control Agreement” is any control agreement entered into between the depository institution at which Borrower maintains a Deposit Account, and between Borrower and Lender, pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account.
     “Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.
     “Credit Party” means Borrower and each of Borrower’s Subsidiaries.
     “Current Assets” are amounts that under GAAP should be included on that date as current assets on Borrower’s consolidated balance sheet, less (without duplication) the amount of Borrower’s prepaid expenses.
     “Current Liabilities” are all obligations and liabilities of Borrower to Lender, plus, without duplication, (i) the amount of all letters of credit outstanding at any one time with Borrower or any of its Subsidiaries as the applicant, including Letters of Credit issued hereunder (including the drawn and unreimbursed amounts of all such letters of credit) and (ii) the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
     “Default Rate” is defined in Section 2.3(b).
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s deposit account, account number [***], maintained with Lender.
     “Diligence Certificate” is defined in Section 5.1.
     “Diligence Review” is Lender’s inspection of Borrower’s current consolidated financial statements and financial projections, accounts receivable agings and inventory report.
     “Dollar(s) or $” means United States dollars.

     “Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.
     “Encumbered Cash” means cash and Cash Equivalents, if any, that have been pledged as collateral to Comerica Bank under the Comerica Control Agreement.
     “Energy International” means Energy Recovery, Inc. International, a Delaware corporation and a wholly-owned subsidiary of Borrower.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Foreign Currency” means lawful money of a country other than the United States of America.
     “Funding Date” is any date on which a Loan is made to or on account of Borrower which shall be a Business Day.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Guarantor” is any present or future guarantor of the Obligations, including Osmotic Power and Energy International.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

     “Index” means an interest rate which is subject to change from time to time based on changes in an independent index, which is The Wall Street Journal Prime Rate. The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this Agreement, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 3.25%. The interest rate to be applied to the unreimbursed amount of drawn Letters of Credit will be at a rate of 3.00 percentage points over the Index, resulting in an initial rate of 6.25%. NOTICE: Under no circumstances will the effective rate of interest under this Agreement be more than the maximum rate allowed by applicable law.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first (1st) day of each month (or, if the first day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.
     “Interest Period” means, with respect to each LIBOR Advance, a period commencing on the date of the making of such LIBOR Advance and ending 1, 2, 3, or 6 months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation or as Borrower may be deemed to have elected; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c) and (d) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Revolving Line Maturity Date.
     “Interest Rate Determination Date” means each date for calculating the LIBOR Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Lender” is defined in the preamble hereof.

     “Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
     “Letter of Credit” means a standby letter of credit issued by Lender or another institution based upon an application, guarantee, indemnity, warranty or similar agreement on the part of Lender as set forth in Section 2.1.2, which definition specifically excludes the Permitted Comerica Letters of Credit.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Availability Amount” means (i) Fourteen Million Eight Hundred Fifty Thousand Dollars ($14,850,000) minus (ii) the outstanding principal amount of all Advances minus (iii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).
     “LIBOR Rate” means, as of the date of determination thereof, the rate per annum determined as the sum of:
          (a) the quotient of (i) Base LIBOR for the relevant Interest Period, divided by (ii) the number equal to one hundred percent (100%) minus the LIBOR Reserve Percentage as of such date; plus
          (b) 1.3750 percentage points.
The LIBOR Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, such adjustment to affect any LIBOR Advance outstanding on such effective date. Each determination of a LIBOR Rate by Lender shall be conclusive and final in the absence of manifest error. NOTICE: Under no circumstances will the effective rate of interest under this Agreement be more than the maximum rate allowed by applicable law.
     “LIBOR Advance” means each Advance that bears interest at the LIBOR Rate. The initial LIBOR Advance must be for a minimum of $500,000 and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof. Each subsequent LIBOR Advance must be in a minimum amount of One Hundred Thousand Dollars ($100,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof.
     “LIBOR Reserve Percentage” means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor governmental authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the LIBOR Reserve Percentage shall be zero.
     “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
     “Loan” means each Advance, loan and financial accommodation from Lender to Borrower, whether now existing or hereafter arising and however evidenced, including those Advances, loans, Letters of Credit and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.
     “Loan Documents” are, collectively, this Agreement, the Comerica Control Agreement, the Diligence Certificate, each Letter of Credit Application and Letter of Credit, the Alternative Dispute Resolution Agreements, the Notice of Insurance Requirements, Agreement to Provide Insurance, Authorized Signatories and MIFT Agreement, any note, or notes or guaranties or security agreement executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
     “Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than $1,000,000.
     “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
     “Notice of Borrowing” means a notice given by Borrower to Lender in accordance with Section 3.2(a), substantially in the form of Exhibit B, with appropriate insertions.
     “Notice of Conversion/Continuation” means a notice given by Borrower to Lender in accordance with Section 3.5, substantially in the form of Exhibit C, with appropriate insertions.
     “Obligations” are any Credit Party’s obligation to pay when due any debts, principal, interest, Lender Expenses and other amounts any Credit Party owes Lender now or later, whether under this Agreement or any other of the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), deposit accounts, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Credit Party assigned to Lender, and the performance of any Credit Party’s duties under the Loan Documents.
     “Organizational Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the date hereof, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Osmotic Power” means Osmotic Power, Inc., a Delaware corporation and a wholly-owned subsidiary of Borrower.
     “Permitted Comerica Letters of Credit” means the standby letters of credit issued by Comerica Bank described on Exhibit F hereto.
     “Permitted Distributions” means:
          (a) distributions or dividends consisting solely of Borrower’s capital stock;
          (b) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
          (c) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;
          (d) distributions or dividends from Borrower’s Subsidiaries to Borrower or to any of Borrower’s Subsidiaries;

          (e) purchases of capital stock of Borrower from officers, directors or employees of Borrower and its Subsidiaries under the terms of applicable purchase agreements in an aggregate amount of up to $250,000 per year; and
          (f) other purchases of capital stock of Borrower in the aggregate amount of up to $5,000,000.
     “Permitted Indebtedness” is:
          (a) Permitted Comerica Letters of Credit;
          (b) Borrower’s Indebtedness to Lender under this Agreement and any other Loan Document;
          (c) Subordinated Debt;
          (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
          (e) guaranties of Permitted Indebtedness;
          (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
          (g) Indebtedness between Borrower and any Guarantor;
          (h) capitalized leases and purchase money Indebtedness not to exceed $1,000,000 in the aggregate in any fiscal year secured by Permitted Liens;
          (i) Indebtedness specifically disclosed to, and specifically approved by, Lender in writing on or prior to the date of this Agreement; and
          (j) refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.
     “Permitted Investments” are:
          (a) Investments existing on the date hereof and specifically disclosed in writing to Lender;
          (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies maturing within 3 years from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Lender’s certificates of deposit maturing no more than 2 years after issue;
          (c) Investments in or to Borrower or any Guarantor;
          (d) Investments consisting of Deposit Accounts in the name of Borrower or any Guarantor so long as Lender has a first priority, perfected security interest in such Deposit Accounts;
          (e) Investments consisting of extensions of credit to Borrower’s or a Guarantor’s customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;
          (f) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

          (g) Investments acquired as a result of a foreclosure with respect to any secured Investment; and
          (h) other Investments, if, on the date of incurring any Investments pursuant to this clause (h), the outstanding aggregate amount of all Investments incurred pursuant to this clause (h) does not exceed $3,000,000 (not including the value of consideration in transactions under Section 7.3).
     “Permitted Liens” are:
          (a) the Lien arising from the pledge of cash pursuant to the Comerica Control Agreement to secure the Permitted Comerica Letters of Credit;
          (b) (i) Liens securing Permitted Indebtedness described under clauses (b) and (i) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;
          (c) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
          (d) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts, and Inventory, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts and Inventory, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);
          (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;
          (f) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;
          (g) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
          (h) leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;
          (i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
          (j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions, provided that such accounts are permitted to be established at such institutions under Section 6.5 hereof;
          (k) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
          (l) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
          (m) Liens not otherwise permitted, provided that (i) the amount of all such Liens is not in excess of $250,000 (with any such Lien valued as the amount of the obligation secured by such Lien), (ii) such Liens are subordinate in priority to Lender’s Lien hereunder and (iii) no Event of Default is otherwise caused thereby.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate Advance” means an Advance that bears interest based on the Index, The initial Prime Rate Advance must be for a minimum of $500,000 and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof. Each subsequent Prime Rate Advance must be in a minimum amount of One Hundred Thousand Dollars ($100,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof.
     “Regulatory Change” means, with respect to Lender, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Lender, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” is any of the Chief Executive Officer, President, or Chief Financial Officer of Borrower.
     “Revolving Availability Amount” means Ten Million Dollars ($10,000,000).
     “Revolving Line of Credit” is defined in Section 2.1.1(a).
     “Revolving Line Maturity Date” is December 31, 2009.
     “Security Agreement” is that certain Security Agreement executed by Guarantors in favor of Lender.
     “Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Lender and which is reflected in a written agreement in a manner and form reasonably acceptable to Lender and approved by Lender in writing, and (b) to the extent the terms of subordination do not change adversely to Lender, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

     “Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.
     “Total Availability Amount” is $15,000,000.
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.
     “Transfer” is defined in Section 7.1.
SECTION 2
LOAN; PAYMENT TERMS
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Loans and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Line of Credit.
          (a) Availability. Subject to the terms and conditions of this Agreement, Lender shall make Advances not exceeding the Revolving Availability Amount. Each Advance will, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance. No more than six (6) LIBOR Advances may be outstanding at any time. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. The credit facility described in this Section 2.1.1 is referred to as the “Revolving Line of Credit”.
          (b) Termination; Repayment. The Revolving Line of Credit terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line of Credit shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          (a) As part of the Revolving Line of Credit, Lender shall issue or have issued Letters of Credit for Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line of Credit. The amount of the Letters of Credit outstanding at any one time (including the drawn and unreimbursed amounts of the Letters of Credit) may not exceed the Letter of Credit Availability Amount. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Lender cash collateral in an amount equal to 101% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Lender in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Lender in its sole discretion and shall be subject to the terms and conditions of Lender’s standard application and letter of credit agreement, the forms of which may vary from time to time although a sample form is attached hereto as Exhibit E (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Lender may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Lender and opened for Borrower’s account or by Lender’s interpretations of any Letter of Credit issued by Lender for Borrower’s account and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

          (b) Except as provided in the following sentence, all Letters of Credit will have an initial maturity of no more than one year, renewable annually, if timely requested by Borrower and permitted by Lender in Lender’s sole discretion, for additional one-year periods up to a total maximum maturity of five years. A Letter of Credit that is not subject to annual renewal at Lender’s discretion may have a maturity longer than one year and less than or equal to five years, but the aggregate face amount of all such Letters of Credit (including the accrued and unreimbursed amounts of such Letters of Credit) may not exceed $5,000,000.
          (c) The obligation of Borrower to immediately reimburse Lender for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (d) Borrower may request that Lender issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Lender shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in New York, New York, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          (e) Borrower agrees that (i) any sum drawn under a Letter of Credit that has not been immediately repaid when due may, at the option of Lender, be deemed an Advance and added to the principal amount outstanding under this Agreement and (ii) that such Advance will bear interest at a floating rate equal to 3.00 percentage points over the Index, which interest shall be payable monthly in accordance with Section 2.3(f) below.
     2.2 Overadvances. If at any time the Loans under Section 2.1.1 exceed the Revolving Availability Amount, then Borrower must immediately pay to Lender in cash such excess and Lender will apply such cash amount to repay outstanding Advances. If at any time the aggregate amount of all Loans outstanding, including drawn and undrawn Letters of Credit, exceeds the Letter of Credit Availability Amount, Borrower must immediately pay to Lender in cash such excess amount (the “Overadvance Amount”). Lender will then apply the Overadvance Amount to repay outstanding Advances so that the outstanding Advances are no more than the Revolving Availability Amount and deposit the remaining portion of the Overadvance Amount in a blocked, segregated deposit account as security for the Obligations, including Contingent Obligations. Borrower may apply, no more often than once per calendar month, for a return of the cash on deposit in the blocked account and Lender must return the portion of such cash amount that exceeds the Overadvance Amount, as the Overadvance Amount is calculated by Lender as of the time of Borrower’s application.
     2.3 Payment of Interest on the Loans.
          (a) Interest Rate. Subject to Section 2.3(b) and unless otherwise stated, each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Index or the LIBOR Rate, as the case may be. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
          (b) Default Rate. If any Event of Default shall occur, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate otherwise payable hereunder by 3.000 percentage points. Specifically and without limiting the previous sentence, on and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Index plus 5.000 percentage points. The interest rate will not exceed the maximum rate permitted by applicable law (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

          (c) Adjustment to Interest Rate. Changes to the interest rate of any Loan based on changes to the Index shall be effective on the effective date of any change to the Index and to the extent of any such change.
          (d) Interest Rate Basis. The annual interest rate under this Agreement is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.
          (e) Debit of Accounts. Lender may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lender if not paid in full when due, including interest, fees, and costs due or to become due in connection with any Letter of Credit. These debits shall not constitute a set-off.
          (f) Payments. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.
     2.4 Fees. Borrower shall pay to Lender:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of $37,500 equal to one quarter of one percent (0.25%) of the Total Availability Amount, on the date hereof; and
          (b) Letter of Credit Fee. Lender’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, local issuance fees, a Letter of Credit Fee of one percent (1.00%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Lender; and
          (c) Late Charge. If a payment is 15 days or more late, Borrower will be charged 5.000 % of the regularly scheduled payment or $35.00, whichever is greater.
          (d) Dishonored Item Fee. Borrower will pay a fee to Lender of $35.00 if Borrower makes a payment on any Loan and the check or preauthorized charge with which Borrower pays is later dishonored.
          (e) Lender Expenses. All Lender Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the date hereof, when due.
SECTION 3
CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Loan. Lender’s obligation to make the initial Loan is subject to the condition precedent that Borrower shall, on or before January 9, 2009, consent to or have delivered, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents to which it is a party;
          (b) duly executed original signatures to the Security Agreement and Alternative Dispute Resolution Agreements;
          (c) its Organizational Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the date hereof;

          (d) Organizational Documents and a good standing certificate for each Guarantor certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the date hereof;
          (e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;
          (f) the Comerica Control Agreement duly executed by Borrower, Comerica Bank and Lender;
          (g) evidence that (i) the Liens (other than the Liens evidenced or authorized by the Comerica Control Agreement) securing Indebtedness owed by Borrower to Comerica Bank will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Loan, be terminated.
          (h) certified copies, dated as of a recent date, of financing statement searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Loan, will be terminated or released;
          (i) the Diligence Certificate executed by Borrower;
          (j) the duly executed original signatures to the Guaranty, together with the completed Borrowing Resolutions for each Guarantor;
          (k) evidence satisfactory to Lender that the insurance policies required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Lender;
          (l) the completion of the Diligence Review with results satisfactory to Lender in its sole and absolute discretion; and
          (m) payment of the fees and Lender Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Loans. Lender’s obligations to make each Loan, including the initial Loan, is subject to the following:
          (a) except as otherwise provided in Section 3.4, timely receipt of an executed Notice of Borrowing (in the case of an Advance) or a Letter of Credit Application (in the case of Letters of Credit);
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing / Letter of Credit Application and on the Funding Date of each Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Loan. Each Loan is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Lender’s sole discretion, there has not been a Material Adverse Change.
     3.3 Covenant to Deliver. Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition to any Loan. Borrower expressly agrees that the extension of a Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender’s sole discretion.
     3.4 Procedure for the Borrowing of Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Lender in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Lender may rely on any telephone notice given by a person whom Lender believes is a Responsible Officer or designee. Borrower will indemnify Lender for any loss Lender suffers due to such reliance. Such Notice of Borrowing must be received by Lender prior to 11:00 a.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Advances, specifying:
          (a) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances
          (b) the amount of the Advance, which, if such Advance is the initial LIBOR Advance or the initial Prime Rate Advance, such Advance must be in an aggregate minimum principal amount of $500,000 or in any integral multiple of $100,000 in excess thereof; otherwise the minimum Advance amount is $100,000 or in any integral multiple of $100,000 in excess thereof;
          (c) the requested Funding Date; and
          (d) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.
The proceeds of all such Advances will then be made available to Borrower on the Funding Date by Lender by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.
     3.5 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:
          (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Lender shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
          (b) Inability to Determine Applicable Interest Rate. In the event that Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of Base LIBOR, Lender shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Lender, upon written request by Lender (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Lender to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Lender in connection with the liquidation or re-employment of such funds) such that Lender may incur: (i) if for any reason (other than a default by Lender or due to any failure of Lender to fund LIBOR Advances due to impracticability or illegality under Sections 3.6(d) and 3.6(e)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.
          (d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Lender under this Section 3.5 and otherwise under this Agreement shall be made as though Lender had actually funded each of the relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Lender may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.5 and otherwise under this Agreement.
          (e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower will have no right to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.5(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.
     3.6 Additional Requirements/Provisions Regarding LIBOR Advances.
          (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Lender receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower’s account officer at Lender and, on demand by Lender, pay Lender the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Lender by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Lender in its reasonable discretion. Lender’s determination as to such amount shall be conclusive absent manifest error.
          (b) Borrower shall pay Lender, upon demand by Lender, from time to time such amounts as Lender may determine to be necessary to compensate it for any costs incurred by Lender that Lender determines are attributable to its making or maintaining of any amount receivable by Lender hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
               (i) changes the basis of taxation of any amounts payable to Lender under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Lender by the jurisdiction in which Lender has its principal office);
               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Lender (including any Advances or any deposits referred to in the definition of Base LIBOR); or
               (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

     Lender will notify Borrower of any event occurring after the date of this Agreement which will entitle Lender to compensation pursuant to this Section 3.6 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Lender will furnish Borrower with a statement setting forth the basis and amount of each request by Lender for compensation under this Section 3.6. Determinations and allocations by Lender for purposes of this Section 3.6 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Lender in respect of any Additional Costs, shall be conclusive absent manifest error.
          (c) If Lender shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Lender or any person or entity controlling Lender (a “Parent”) as a consequence of its obligations hereunder to a level below that which Lender (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen (15) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A statement of Lender claiming compensation under this Section 3.6(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
          (d) If, at any time, Lender, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Lender in the offshore currency interbank markets, or (ii) LIBOR Rate does not accurately reflect the cost to Lender of lending the LIBOR Advances, then Lender shall promptly give notice thereof to Borrower. Upon the giving of such notice, Lender’s obligation to make the LIBOR Advances shall terminate; provided, however, Advances shall not terminate if Lender and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.
          (e) If it shall become unlawful for Lender to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Lender, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(a)).
     3.7 Conversion and Continuation Elections.
          (a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Lender has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Lender,
               (i) elect to convert on any Business Day, Prime Rate Advances in an amount equal to $100,000 or any integral multiple of $100,000 in excess thereof into LIBOR Advances;
               (ii) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $100,000 or any integral multiple of $100,000 in excess thereof); provided, that if the aggregate amount of LIBOR Advances shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $100,000, such LIBOR Advances shall automatically convert into Prime Rate Advances, and on and after such date the right of Borrower to continue such Advances as, and convert such Advances into, LIBOR Advances shall terminate; or
               (iii) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $100,000 or any integral multiple of $100,000 in excess thereof) into Prime Rate Advances.

          (b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Lender prior to 11:00 a.m. Pacific time at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) one (1) Business Day in advance of the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:
               (i) proposed Conversion Date or Continuation Date;
               (ii) aggregate amount of the Advances to be converted or continued which, if any Advances are to be converted into or continued as LIBOR Advances, shall be in an aggregate minimum principal amount of $100,000 or in any integral multiple of $100,000 in excess thereof;
               (iii) nature of the proposed conversion or continuation; and
               (iv) duration of the requested Interest Period.
          (c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, then at Lender’s option, (i) Borrower shall be deemed to have selected the same Interest Period or a one-month Interest Period to apply to those LIBOR Advances or (ii) Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.
          (d) Any LIBOR Advances shall, at Lender’s option, convert into Prime Rate Advances in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Availability Amount. Borrower agrees to pay Lender, upon demand by Lender (or Lender may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Lender) any amounts required to compensate Lender for any loss (including loss of anticipated profits), cost, or expense incurred by Lender, as a result of the conversion of LIBOR Advances to Prime Rate Advances.
          (e) Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Lender had purchased such deposits to fund the LIBOR Advances.
SECTION 4
CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lender’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.
     If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lender’s obligation to make Loans has terminated, Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

     4.2 Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code.
SECTION 5
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants as follows:
     5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Lender a complete certificate signed by Borrower entitled Officer Certificate Legal Due Diligence (the “Diligence Certificate”). Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Diligence Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Diligence Certificate; (c) the Diligence Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Diligence Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Diligence Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Diligence Certificate after the date hereof to the extent permitted by one or more specific provisions in this Agreement).
     The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Organizational Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Lender, the deposit accounts, if any, described in the Diligence Certificate delivered to Lender in connection herewith, or of which Borrower has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Diligence Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Diligence Certificate or as Borrower has given Lender notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with a fair market value greater than $250,000 to a bailee, then Borrower will first receive the written consent of Lender and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Lender in its sole discretion.

     Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Diligence Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral. Borrower shall provide written notice to Lender within thirty (30) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents.
     5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000).
     5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.
     5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
     5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.9 Use of Proceeds. Borrower shall use the proceeds of the Loans for purposes of issuing standby letters of credit, working capital and funding of its general business requirements and not for personal, family or household purposes.
     5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
SECTION 6
AFFIRMATIVE COVENANTS
     Borrower shall do all of the following:
     6.1 Government Compliance.
          (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.
          (b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.
     6.2 Financial Statements, Reports, Certificates.
          (a) Deliver to Lender: (i) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, Borrower’s 10K, 10Q, and 8K reports; (ii) within 15 days before the end of each fiscal year (except for fiscal year 2008, the forecast for which year may be delivered by January 31, 2009), annual consolidated financial forecast for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial forecasts; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $500,000 or more; and (iv) budgets, sales projections, operating plans or other financial information Lender reasonably requests.
     Borrower’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(i) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that Borrower shall provide paper copies to Lender of the Compliance Certificates required by Sections 6.2(c) and (d). Borrower need only deliver to Lender those 8K reports that are both relevant and material to any Credit Party’s Obligations under this Agreement and/or any of the Loan Documents.

          (b) Within forty-five (45) days after the last day of each quarter, deliver to Lender an aged listings of accounts receivable (by invoice date).
          (c) Within forty-five (45) days after the last day of each quarter, deliver to Lender its quarterly financial statements together with a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.
          (d) Within ninety (90) days after Borrower’s fiscal year end, deliver to Lender its audited financial statements together with a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.
          (e) Allow Lender to audit Borrower’s Books, including Borrower’s Inventory, at Borrower’s expense.
          (f) Promptly notify Lender of the occurrence of any Event of Default and of any fact or circumstance that does not yet constitute an Event of Default due to the applicability of a grace or cure period.
     6.3 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.4 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender. All property policies shall have a loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Lender at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) with respect to any loss toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Lender deems prudent,
     6.5 Operating Accounts. Maintain its primary and its Subsidiaries’ primary operating and other deposit accounts with Lender, which accounts shall represent at least 75% of the dollar value of Borrower’s and such Subsidiaries’ deposit accounts at all financial institutions. Borrower is not required to maintain its securities accounts, brokerage accounts or commodities accounts with Lender.
     6.6 Financial Covenants.
     Borrower shall maintain at all times, to be tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

          (a) Current Ratio. A ratio of (i) Current Assets less Encumbered Cash to (ii) Current Liabilities less Cash Secured Letters of Credit of at least 2.50 to 1.0.
          (b) Debt/Tangible Net Worth Ratio. A ratio of Total Liabilities to Tangible Net Worth of not more than 1.0 to 1.0.
          (c) Profitability. A minimum positive Net Income of $ 1 for each fiscal year, to be tested as of the last day of each fiscal year.
     6.7 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property material to Borrower’s business; (b) promptly advise Lender in writing of material infringements of its intellectual property material to Borrower’s business; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.
     6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.
     6.9 Additional Costs. The Borrower will pay Lender, on demand, for Lender’s costs or losses arising from any statute or regulation or any request or requirement of a regulatory agency, which is applicable to national banks. The costs and losses will be allocated to the Obligations in a manner determined by Lender, using any reasonable method. The costs include the following: (i) any reserve or deposit requirements; and (ii) any capital requirements relating to Lender’s assets and commitments for credit.
     6.10 Subsidiaries. Borrower must cause each Subsidiary organized under the laws of the United States or under the laws of any State thereof and each Subsidiary conducting business primarily within the United States to execute and deliver to Lender either (i) a counterpart signature page to this Agreement or (ii) an unlimited guaranty of the Obligations, which guaranty must be in form and substance acceptable to Lender.
     6.11 Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.
SECTION 7
NEGATIVE COVENANTS
     Borrower shall not do any of the following without Lender’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for the following Transfers, which Transfers (other than the Transfers permitted under subsections (d) and (i) below) may not exceed $1,000,000, individually or in the aggregate:
          (a) Transfers in the ordinary course of business for reasonably equivalent consideration;
          (b) Transfers to Borrower or a Guarantor from Borrower or any of its Subsidiaries;
          (c) Transfers of property in connection with sale-leaseback transactions;
          (d) Transfers of property with a aggregate value of up to $10,000,000 to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

          (e) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;
          (f) Transfers otherwise permitted by the Loan Documents;
          (g) sales or discounting of delinquent accounts in the ordinary course of business;
          (h) Transfers associated with the disposition of a Permitted Investment; and
          (i) Transfers with an aggregate value of up to $10,000,000 in connection with a permitted acquisition of a portion of the assets or rights acquired.
     7.2 Changes in Business; Change in Control; Jurisdiction of Formation. Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; permit or suffer any Change in Control. Borrower will not, without prior written notice, change its jurisdiction of formation.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with Borrower or any Subsidiary, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than Borrower or any Subsidiary, except where (a) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, (b) Borrower is the surviving entity and (c) the total value of consideration in such transaction, including assumption of debt, together with all other such transactions occurring after the date of this agreement is less than $10,000,000.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Except for Permitted Liens, create, incur, allow, or suffer any Lien on any of its property, including its intellectual property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
     7.6 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable); or (b) transactions among Borrower and Guarantors and among Guarantors so long as no Event of Default exists or could result therefrom.
     7.8 Subordinated Debt. Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Borrower’s capital stock or other Subordinated Debt; (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Lender’s Lien hereunder; or (d) other purchases or payments of Subordinated Debt.
     7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
SECTION 8
EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Loan will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Section 6 (other than in Sections 6.1, 6.2, 6.3 and/or 6.4) or violates any covenant in Section 7 (other than in Section 7.9); or
          (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Loans shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Lender or any Lender Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; or (d) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under clauses (a) through (d) hereof are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise) or otherwise being contested in good faith (with adequate reserves) by Borrower; provided, however, no Loans shall be made during any twenty (20) day cure period;

     8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Loans shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. If Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;
     8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Loans will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lender, or any creditor that has signed such an agreement with Lender breaches any terms of such agreement; or
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Lender’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
SECTION 9
LENDER’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;
          (c) demand that Borrower (i) deposit cash with Lender in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

          (d) settle or adjust disputes and claims directly with Account Debtors for amounts on commercially reasonable terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;
          (e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights and remedies;
          (f) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;
          (g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Solely to the extent necessary in connection with its exercise of its remedies hereunder and without acquiring any other right, title or interest in or to the Borrower’s intellectual property and related rights, Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, solely for purposes of Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;
          (h) demand and receive possession of Borrower’s Books; and
          (i) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Loans hereunder. Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Loans terminates.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.
     9.5 Lender’s Liability for Collateral. So long as Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.
SECTION 10
NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Energy Recovery, Inc.
1908 Doolittle Drive
San Leandro, CA 94577
Attn: Thomas Willardson, Chief Financial Officer
Fax: (510) 483-7371
Tel: (510) 746-7370
Email: twillardson@energy-recovery.com

If to Lender:	Citibank, N.A.
3950 Regent Blvd.
Mailstop S2A-267
Irving, TX 75063

and to:	Robert Hurley
Citibank, N.A.
One Sansome Street, 21st Floor
San Francisco, CA 94104
Tel: (415) 658-4236
Fax: (415) 658-4555

and to:	Citibank, N.A.
One Sansome Street, 21st Floor
San Francisco, CA 94104
Attn: Paula Turney
Fax: (415) 658-4555
Tel: (415) 658-4558
SECTION 11
CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     This Agreement and the Loan Documents will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California, without regard to its conflicts of law provisions. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
SECTION 12
GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender Expenses incurred, or paid by

Lender from, following, or arising from transactions between Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Lender’s gross negligence or willful misconduct or breach of any material obligation under this Agreement or any other Loan Document.
     12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.8 Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Loans (provided, however, Lender shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s regulators or as otherwise required in connection with Lender’s examination or audit; and (e) as Lender considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; or (ii) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.
     12.9 Attorneys’Fees, Costs and Expenses. In any action or proceeding between Borrower and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth on the first page hereof.
BORROWER:
Energy Recovery, Inc., a Delaware corporation

By	/s/ Tom Willardson
Name: Thomas Willardson
Title: Chief Financial Officer
LENDER:
CITIBANK, N.A.

By	/s/ Robert Hurley
Name: Robert Hurley
Title: Vice President
[Signature page to Loan and Security Agreement]

Exhibit A
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Exhibit B
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Exhibit C
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Exhibit D
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Exhibit E
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Exhibit F
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